EXHIBIT 11.1

                            A-FEM MEDICAL CORPORATION
                       CALCULATIONS OF NET LOSS PER SHARE

                                          For The Three Months               For The Nine Months
                                           Ended September 30                Ended September 30
                                    --------------------------------  --------------------------------
                                          2001              2000            2001              2000
                                    ---------------  ---------------  ---------------  ---------------
Actual weighted average
   shares outstanding for the period    10,127,839        9,596,558        9,808,096          9,579,892
Dilutive common and preferred stock,
   options and warrants using the
   treasury stock method(1)                     --                -               --                  -
                                    ---------------  ---------------  ---------------   ----------------

Total shares used in per
   share calculations                   10,127,839        9,596,558        9,808,096          9,579,892

Net loss                               $  (192,956)     $  (486,417)     $  (768,352)      $ (1,355,135)

Basic and diluted net loss per share$  $     (0.02)     $     (0.05)     $     (0.08)      $      (0.14)
                                    ===============  ===============  ===============   ================





(1) Preferred stock, warrants and options outstanding are not included, as the effect would be anti-dilutive.